NEWS RELEASE FOR INFORMATION, CONTACT:

Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale Exec. V.P., CFO (614) 887-5610 myale@glimcher.com	Lisa A. Indest Senior V. P. of Finance and Accounting (614) 887-5844 lindest@glimcher.com

FOR IMMEDIATE RELEASE
Thursday, July 1, 2010

GLIMCHER COMPLETES REFINANCING OF GRAND CENTRAL MALL

COLUMBUS, Ohio—July 1, 2010—Glimcher Realty Trust (NYSE: GRT) announced today that it recently closed on a ten-year, $45 million mortgage loan secured by Grand Central Mall located in Parkersburg, West Virginia.  The new loan has a fixed interest rate of 6.05% and was originated by Goldman Sachs Commercial Mortgage Capital, L.P.  The loan is structured to be sold into the CMBS market.  Loan proceeds were used to retire the $39.3 million of secured mortgage debt that was scheduled to mature in February 2012 which previously encumbered the mall.  The remainder of the loan proceeds was used to reduce outstanding borrowings on the company’s credit facility.

“This refinancing represents our third CMBS loan since the market reemerged earlier this year.” stated Mark E. Yale, Executive Vice President and CFO of Glimcher.  “With all of our scheduled 2010 debt maturities already addressed, we viewed this as an opportunity to secure attractively priced capital to replace shorter-term, recourse financing that was in place on the property,” added Yale.

About Glimcher Realty Trust:

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers, as well as community centers.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.  Glimcher® is a registered trademark of Glimcher Realty Trust.

Forward Looking Statements:

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in our debt instruments, inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls,  increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.